Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the quarters and years ended December 31, 2009 and 2008

	Quarters ended		Years ended
(in millions)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Reconciliation of Non-GAAP measure:
Net income (loss)	1.2	(170.4)	128.7	(58.9)
Income tax provision (benefit)	32.2	(44.0)	110.7	26.3
Interest expense, net	37.3	45.9	147.5	178.7
Depreciation and amortization	35.9	30.6	130.3	120.3

Earnings before interest, taxes, depreciation and amortization (EBITDA)	106.6	(137.9)	517.2	266.4

Other adjustments:
Reorganization, acquisition-related integration costs, net	29.2	25.2	48.5	59.8
Impairment of goodwill and other intangibles	22.9	283.2	22.9	283.2
Other adjustments, net	17.1	—	17.1	—

As Adjusted EBITDA (Segment Earnings)	$175.8	$170.5	$605.7	$609.4